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                                                                  EXHIBIT 10.107

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         This AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is entered into as of January 1, 2004 ("Effective Date") by and between TIMCO AVIATION SERVICES, INC. ("TIMCO"), a Delaware corporation, and DON MITACEK (the "Employee").

                                    RECITALS

TIMCO'S subsidiary, Triad International Maintenance Corporation, currently employs Employee pursuant to that certain Employment Agreement, dated effective as of September 12, 2001 (the "Old Agreement");

TIMCO wishes to amend and restate the Old Agreement and to employ the Employee on the terms and conditions set forth in this Agreement.

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

         1. Agreement to Supercede Old Agreement. This Agreement shall supercede the Old Agreement, which shall be of no further force and effect.

         2. Employment

         (a) Employment. TIMCO agrees to employ the Employee as Senior Vice President of Airframe Maintenance. Employee agrees to accept such employment and serve in such position, on the terms and subject to the conditions of this Agreement.

         (b) Employment Period. The period during which the Employee shall serve as an employee of TIMCO under this Agreement shall commence on the Effective Date, and unless earlier terminated pursuant to this Agreement or extended through agreement of the parties, shall expire on December 31, 2006 (the period for which the Employee is an employee of TIMCO is hereinafter referred to as the "Employment Period").

         (c) Duties and Responsibilities. During the Employment Period, the Employee shall have such authority and responsibility and perform such duties as may be assigned to him from time to time at the direction of the Chief Operating Officer of TIMCO, or, if no Chief Operating Officer is then serving, by the Chief Executive Officer of TIMCO, and in the absence of such assignment, such duties customary to Employee's office as are necessary to the business and operations of TIMCO and its affiliates. During the Employment Period, the Employee's employment shall be full time and the Employee shall perform his duties honestly, diligently, competently, in good faith and in the best interests of TIMCO and shall use his best efforts to promote the interests of TIMCO and shall refer to TIMCO opportunities in the aerospace industry that have been referred to Employee.


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         3. Compensation and Benefits.

         (a) Base Salary. In consideration for the Employee's services hereunder and the restrictive covenants contained herein, the Employee shall be paid an annual base salary of $225,000 (the "Salary"), payable in accordance with the Company's customary payroll practices. Notwithstanding the foregoing, Employee's annual Salary may be increased at any time and from time to time to levels greater than the level set forth in the preceding sentence at the sole discretion of the Compensation Committee of the Board of Directors of TIMCO ("Committee") to reflect merit or other increases.

         (b) Bonus. In addition to the Salary, the Employee shall be eligible to receive an annual bonus ("Bonus") equal to 65% of the Employee's Base Salary. The Bonus shall be based on the achievement of corporate goals and objectives as established by the Committee after consultation with the management of TIMCO. The achievement of said goals and objectives shall be determined by the Committee. With respect to any Fiscal Year during which the Employee is employed by the Company for less than the entire Fiscal Year, the Bonus shall be prorated for the period during which the Employee was so employed. The Bonus shall be payable within thirty (30) days after the completion of the financial statements for the particular Fiscal Year as to which the Bonus relates. The term "Fiscal Year" as used herein shall mean each period of twelve (12) calendar months commencing on January 1st of each calendar year during the Employment Period and expiring on December 31st of such year.

         (c) Retention Bonus. In consideration for Employee entering into the Agreement, and in addition to the other compensation and benefits payable hereunder, Employee shall receive a retention bonus (the "Retention Bonus") in the amount of $75,000, $25,000 of which shall be paid on the Effective Date, $25,000 of which shall be paid on January 1, 2005 (so long as Employee has not been terminated for Cause or voluntarily resigned from his employment with TIMCO as of such date), and $25,000 of which shall be paid on January 1, 2006 (so long as Employee has not been terminated for Cause or voluntarily resigned from his employment with TIMCO as of such date).

         (d) Remainder of Signing Bonus due under Old Agreement. Under the Old Agreement, Employee was entitled to a signing bonus, $30,000 of which remains payable on September 12, 2004 if Employee has not been terminated for Cause or voluntarily resigned his employment with Triad International Maintenance Corporation as of that date. In addition to the other benefits payable hereunder, Employee shall receive the remaining balance of his signing bonus due under the Old Agreement if as of September 12, 2004 Employee has not been terminated for Cause or voluntarily resigned from his employment with TIMCO as of such date.

         (e) Stock Options. Employee shall be eligible to receive grants of stock options or other equity incentives at the discretion of the Committee.

         (f) Other Compensation Programs. The Employee shall be entitled to participate in TIMCO's incentive and deferred compensation programs and such other programs as are established and maintained generally for the benefit of TIMCO's employees or executive officers, subject to the provisions of such plans or programs.

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         (g) Vacations. The Employee shall be entitled to three weeks of vacation on an annual basis. Employee shall be entitled to be reimbursed for any accrued and unused vacation time as of the date he is no longer an employee of TIMCO.

         (h) Other Benefits. During the term of this Agreement, the Employee shall also be entitled to participate in any other health insurance programs, life insurance programs, disability programs, stock option plans, bonus plans, pension plans and other fringe benefit plans and programs as are from time to time established and maintained for the benefit of TIMCO's employees or executive officers, subject to the provisions of such plans and programs.

         (i) Expenses. The Employee shall be reimbursed for all out-of-pocket expenses reasonably incurred by him on behalf of or in connection with the business of TIMCO, pursuant to the normal standards and guidelines followed from time to time by TIMCO.

         (j) Withholding. All payments made to the Employee hereunder shall be made net of any applicable withholding for income taxes and the Employee's share of FICA, FUTA or other taxes. The Company shall withhold such amounts from such payments to the extent required by applicable law and remit such amounts to the applicable governmental authorities in accordance with applicable law.

         4. Termination.

         (a) For Cause. The Company shall have the right to terminate this Agreement and to discharge the Employee for Cause (as defined below), at any time during the term of this Agreement. Termination for Cause shall mean, during the term of this Agreement, (i) Employee's willful and continued failure to substantially perform his duties after he has received written notice from the Company identifying the actions or omissions constituting willful and continued failure to perform, (ii) Employee's conduct that would constitute a crime under federal or state law, (iii) Employee's actions or omissions that constitute fraud, dishonesty or gross misconduct, (iv) Employee's breach of any fiduciary duty that causes material injury to the Company, (v) Employee's breach of any duty causing material injury to the Company, (vi) Employee's inability to perform his material duties to the reasonable satisfaction of the Company due to alcohol or other substance abuse, or (vii) any violation of the Company's policies or procedures involving discrimination, harassment, substance abuse or work place violence. Any termination for Cause pursuant to this Section shall be given to the Employee in writing and shall set forth in detail all acts or omissions upon which the Company is relying to terminate the Employee for Cause.

         Upon any determination by the Company that Cause exists to terminate the Employee, the Company shall cause a special meeting of the Board of Directors to be called and held at a time mutually convenient to the Board of Directors and Employee, but in no event later than ten (10) business days after Employee's receipt of the notice that the Company intends to terminate the Employee for Cause. Employee shall have the right to appear before such special meeting of the Board of Directors with legal counsel of his choosing to refute such allegations and shall have a reasonable period of time to cure any actions or omissions which provide the Company with a basis to terminate the Employee for Cause (provided that such cure period shall not exceed 30 days). A majority of the members of the Board of Directors must affirm that Cause


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exists to terminate the Employee. No finding by the Board of Directors will prevent the Employee from contesting such determination through appropriate legal proceedings provided that the Employee's sole remedy shall be to sue for damages, not reinstatement, and damages shall be limited to those that would be paid to the Employee if he had been terminated without Cause.

         (b) Without Cause. At any time during the Employment Period, TIMCO shall have the right to terminate the Employment Period and to discharge the Employee without cause effective upon delivery of written notice to the Employee. Upon any such termination by TIMCO without cause, provided that Employee is otherwise in compliance with the provisions of Sections 5 and 6 hereof, the Employee shall be entitled to receive each month for every month remaining in the Employment Period an amount equal to the monthly portion of his Salary, when and as the same would have been due and payable hereunder but for such termination, and otherwise TIMCO shall not have any further obligations hereunder from and after the date of such termination.

         (c) Death or Disability. At any time during the Employment Period if Employee is unable to perform his duties and responsibilities as provided herein, due to his death or due to a physical or mental disability for more than one hundred eighty (180) days, TIMCO upon written notice may terminate the Employment Period provided that Employee shall receive disability payments during the term of Employees disability which Employee is entitled to receive under the applicable Companies (as defined hereafter) Disability Plan.

         5. Restrictive Covenants. In consideration of the foregoing, the Employee agrees that he shall not:

         (a) during the Employment Period and for a period of one-year following the termination of the Employment Period for any reason, directly or indirectly, alone or as a partner, joint venture, officer, director, member, employee, consultant, agent, independent contractor or shareholder of, or lender to, any company or business, engage in any business in the aerospace industry directly or indirectly in competition with the business of TIMCO or its affiliates (TIMCO and its affiliates being referred to herein collectively as the "Companies") as such business now exists or as it may exist at the time of termination; provided, however, that, the beneficial ownership of less than five percent (5%) of the shares of stock of any other corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section; and, provided further, that Employee shall be entitled to receive each month for one-year following the termination of the Employment Period Employee's monthly portion of the Salary, unless Employee has been was terminated for "Cause," in which case this restrictive covenant shall apply notwithstanding the payment of severance;

         (b) for a period of one-year following the termination of the Employment Period, directly or indirectly (i) induce any Person which is a customer of any of the Companies, to patronize any business in the aerospace industry directly or indirectly in competition with business conducted by any of the Companies; (ii) canvass, solicit or accept from any Person which is a customer of any of the Companies, any such competitive business; or (iii) request or advise any Person which is a customer or supplier of any of the Companies, to withdraw, curtail

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or cancel any such customer's or supplier's business with any of the Companies, or its or their successors;

         (c) for a period of one year following the Employment Period, directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by any of the Companies, at or within the prior three months, or in any manner seek to induce any such person to leave his or her employment;

         (d) at any time following the date hereof, directly or indirectly, in any way outside of his employment with any of the Companies utilize, disclose, copy, reproduce or retain in his possession any of the Companies' proprietary rights or records, including, but not limited to, any of its customer lists.

         6. Confidentiality. The Employee agrees that at all times during and after the Employment Period, the Employee shall (i) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Companies and their business and operations, and all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information ("Confidential Information"), including without limitation, any technical specifications, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing entry into new geographic and/or product markets), and any customer lists, (ii) use the Confidential Information solely in connection with his employment with the Companies and for no other purpose, (iii) take all reasonable precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of AVS, and (iv) observe all security policies implemented by the Companies from time to time with respect to the Confidential Information. In the event that the Employee is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Employee shall provide AVS with prompt notice of such request or order so that the Companies may seek to prevent disclosure. In the case of any disclosure, the Employee shall disclose only that portion of the Confidential Information that he is ordered to disclose.

         7. Acknowledgments of the Parties. The parties agree and acknowledge that the restrictions contained in Sections 5 and 6 are reasonable in scope and duration and are necessary to protect the Companies. If any provision of Section 5 or 6 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The Employee agrees and acknowledges that the breach of Section 5 or 6 will cause irreparable injury to the Companies and upon breach of any provision of such Sections, the Companies shall be entitled to injunctive relief, specific performance or

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other equitable relief; provided, however, that, this shall in no way limit any other remedies which the Companies may have.

         8. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given on the date delivered if delivered by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery and on the date sent if sent by facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, in each case to the following addresses and facsimile numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party): (a) if to TIMCO, at 623 Radar Road, Greensboro, North Carolina 27410, Attention: Gil West, Chief Operating Officer (facsimile: 1-336-664-0339), with a copy to Philip B. Schwartz, Esq., One Southeast Third Avenue, Miami, Florida 33131 (facsimile: 1-305-374-5095); and
(b) if to the Employee at the address and facsimile number listed on the signature page hereto.

         9. Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other Agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

         10. Assignment; Third Party Beneficiary; Guaranty. This Agreement, and the Employee's rights and obligations hereunder, may not be assigned or delegated by him. The rights and obligations of TIMCO under this Agreement shall inure to the benefit of and be binding upon their respective successors and assigns.

         11. Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) for the purpose of those procedures to the extent necessary to permit the remaining provisions to be enforced. The provisions of Sections 5, 6, 10 and 11 will survive the termination of this Agreement and the Employment Period for any reason.

         12. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         13. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of North Carolina applicable to contracts executed and to be wholly performed within such State.

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         (a) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.

         14. Headings. The headings of Paragraphs and Sections are for convenience of reference and are not part of this Agreement and shall not affect the interpretation of any of its terms.

         15. Construction. This Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party. The parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their respective attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.



                            [SIGNATURES ON NEXT PAGE]


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                                 SIGNATURE PAGE



         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                             TIMCO AVIATION SERVICES, INC.



                                             By: /s/ Gil West
                                               --------------
                                               Name: Gil West
                                               Title: President

                                             EMPLOYEE:

                                               /s/ Don Mitacek
                                             --------------------
                                             Name: Don Mitacek

                                             Address for Notices:
                                             ------------------------
                                             ------------------------
                                             ------------------------
                                             Fax:
                                                 --------------------

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